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                                                                   Exhibit 4.5



















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                              AMENDED AND RESTATED
                              --------------------
                                CREDIT AGREEMENT
                                ----------------

                    THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of this 2nd day of May, 1996, between Chemi-Trol Chemical Co., an Ohio corporation ("Borrower"), and The Fifth Third Bank of Northwestern Ohio, N.A. ("Bank").

                    ARTICLE I. DEFINITIONS
                               -----------

                    For purposes of this Agreement, the following capitalized terms shall have the following meanings:

                    1.1 AGREEMENT shall mean this Loan Agreement as originally executed and as the same may from time to time be amended or supplemented.

                    1.2 BUSINESS DAY shall mean a day when commercial banks are open for business in Findlay, Ohio.

                    1.3 CLOSING Date shall mean the date of the making of the Loan.

                    1.4 COLLATERAL shall mean all accounts, accounts receivable, contract rights, lease rights, instruments, documents, chattel paper, and all obligations in any form arising out of the sale or lease of propane tanks or other goods or inventory of Borrower or the rendition of services by Borrower; all general intangibles, choses in action, obligations or indebtedness owed to Borrower in connection with the foregoing; guaranties, letters of credit and other security for any of the above; all merchandise returned to or reclaimed by Borrower in connection with the foregoing; and all of Borrower's inventory and work-in-process, now owned or hereafter acquired; all books and records (including computer programs, tapes and data processing software) evidencing an interest in or relating to the above; and all proceeds and products thereof and all rents, revenues, issues and profits arising therefrom.

                    1.5 COLLATERAL DOCUMENTS shall mean the Notes, Security Agreement and Financing Statements.

                    1.6 DOLLARS AND $ shall mean United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States.

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                    1.7 FINANCING STATEMENTS shall have the meaning provided in
Section 4.1(c) hereof.

                    1.8 Loans shall have the meaning provided in Section 2.4 hereof.

                    1.9 Notes shall have the meaning set forth in Section 2.4 hereof.

                    1.10 SECURITY AGREEMENT shall have the meaning set forth in
Section 4.1(b) hereof.

                    ARTICLE II. LOAN

                    2.1 THE LOAN. Subject to the terms and conditions of this Agreement, Bank agrees to make loans ("Revolving Loans") to Borrower from the date of this Agreement to, but not including May 2, 1997 ("Termination Date"), at such times as Borrower may request, which Revolving Loans may be borrowed, repaid and reborrowed; provided, however, that the aggregate unpaid principal amount of the Revolving Loans shall at no time exceed Fifteen Million Dollars ($15,000,000.00). All outstanding Revolving Loans shall be secured by the Collateral and shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto. All notes evidencing revolving credit loans shall be collectively referred to herein as the "Revolving Notes." Each of the Revolving Notes shall be dated as of the date of each particular Revolving Loan.

                    2.2 INTEREST ON REVOLVING LOANS. The outstanding principal amount of the Revolving Loans shall bear interest from the date thereof until due and payable at an annual rate equal to the Bank's Prime Rate as in effect from time to time less one-half percent (.50%). Interest shall be calculated on the basis of a year of 360 days and charged for the actual number of days elapsed.

                    2.3 PAYMENT OF REVOLVING LOANS. Interest on the Revolving Loans shall be payable on demand, and if no demand has been made, in arrears monthly on the second day of each month, commencing on June 2, 1996 and ending on May 2, 1997. The aggregate unpaid principal amount of, and accrued and unpaid interest on, all Revolving Loans shall be paid in full by Borrower on or before May 2, 1997.

                    2.4 CONVERSION TO TERM LOANS. On or before May 2, 1997, Borrower shall have the right to convert up to a maximum principal amount of Seven Million Dollars ($7,000,000.00) of the Revolving Loans to Term Loans (the "Term Loans"). Revolving Loans may only be converted to Term Loans in the event that sufficient Collateral, as determined in the Bank's discretion, is provided to secure each Term Loan. The principal amount of each Term Loan shall be repaid in 36 to 60 equal installments due on the first day of each





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calendar month with the first such payment being due on the first day of the month following the month the particular election is made to convert the Revolving Loan into a Term Loan. The number of payments on each Term Loan shall match the term of the account, note or lease given as Collateral at the time of conversion. Borrower shall duly issue and deliver to Bank a note in the form of Exhibit B (each a "Term Note" and collectively "Term Notes") in the principal amount of the particular Term Loan. For purposes of this Agreement, the Revolving Loans and the Term Loans shall be collectively referred to as the "Loans", and the Revolving Notes and the Term Notes shall be collectively referred to as the "Notes". The credit line available through the Revolving Loans shall decrease dollar for dollar with the amount of the Term Loans.

                    2.5 INTEREST ON TERM Loans. The outstanding principal amount of each Term Loan shall bear interest from the date thereof until due and payable at an annual rate equal to the yield for United States Treasury obligations having a maturity date equal to the maturity date of the Term Loans (or the next closest maturity date thereafter) plus two hundred (200) basis points. Interest shall be calculated on the basis of a year of 360 days and charged for the actual number of days elapsed.

                    2.6 LATE CHARGE. Any payment on any of the Notes which is more than ten (10) days overdue will be assessed a late charge equal to five percent (5%) of the overdue payment.

                    2.7 DEFAULT RATE OF INTEREST. If any payment on any of the Notes is more than thirty (30) days overdue, or in the event any other default occurs under this Agreement or any of the Collateral Documents, Bank shall have the right, without notice, to increase the annual rate of interest on the entire unpaid principal balance to four percent (4%) above the interest rate that would otherwise be in effect until the entire amount of principal and/or interest then due has been paid in full or the default is cured.

                    2.8 SECURITY. The Revolving Loans and the Term Loans shall be secured by a first security interest in the Collateral, which shall be evidenced by the Security Agreement and Financing Statements. In addition, as the granting of the Loans is an amendment and restatement of the Loans granted in the Credit Agreement between the parties dated April 1, 1994, as the same has been amended by an Amendment to Credit Agreement dated as of May 1, 1995, and a Second Amendment to Credit Agreement dated as of June 12, 1995, the financing statements executed in connection with the Security Agreement dated May 1, 1995 between the parties also secure the Revolving Loans and the Term Loans.

                    ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BORROWER

                    Borrower hereby warrants and represents to Bank the following:





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                    3.1 ORGANIZATION AND QUALIFICATION. The Borrower is duly
organized and validly existing under the laws of the State of Ohio, has the power and authority to carry on its business and to enter into and perform this Agreement and is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required and where failure to qualify would have a material adverse effect on the financial condition or operations of Borrower.

                    3.2 DUE AUTHORIZATION. The execution, delivery and performance by Borrower of this Agreement, the Security Agreement, Financing Statements and the Notes have been duly authorized by all necessary corporate action, and to the best of Borrower's knowledge will not contravene any law or any governmental rule or order binding on Borrower, or the articles of incorporation or bylaws of Borrower, nor violate any agreement or instrument by which Borrower is bound nor result in the creation of a Lien on any assets of Borrower except the Lien to Bank granted in the Security Agreement.

                    3.3 LITIGATION. There are no material suits or proceedings pending or threatened (to the best of Borrower's knowledge) against or affecting Borrower, and no proceedings before any governmental body pending or threatened (to the best of Borrower's knowledge) against Borrower not previously disclosed to Bank.

                    3.4 LAWS AND TAXES. To the best of Borrower's knowledge, Borrower is in material compliance with all laws applicable to it, has filed all required tax returns and has paid all taxes shown to be due and payable on those returns.

                    3.5 FINANCIAL CONDITION. All financial information relating to Borrower which has been or may hereafter be delivered to Bank is true and correct in all material respects and all audited financial statements have been prepared in accordance with generally accepted accounting principles (where applicable to such financial information) consistently applied. Borrower does not have any material obligations or liabilities of any kind not disclosed in that financial information, and there has been no material adverse change in the financial condition of Borrower since the submission of the most recent financial information to Bank.

                    ARTICLE IV. CONDITIONS PRECEDENT

                    4.1 EXTENSION OF CREDIT. The obligation of Bank to make any Loan hereunder is subject to the fulfillment to Bank's satisfaction of each of the following conditions prior to the making of such Loan:

                    (a) PROMISSORY NOTES. Bank shall have received the Notes, duly executed and delivered by Borrower;



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                    (b) SECURITY AGREEMENT. Bank shall have received an Amended and Restated Security Agreement ("Security Agreement"), duly executed and delivered by Borrower, in a form approved by Bank;

                    (c) FINANCING STATEMENTS. Bank shall have received executed copies of proper financing statements (Form UCC-1), in form and substance satisfactory to Bank, to be duly filed under the Uniform Commercial Code in all jurisdictions as may be necessary, or in Bank's opinion, desirable to perfect Bank's security interests created under the Security Agreement, and all filings, recordings and other actions that are necessary or advisable, in the opinion of Bank, in order to establish, protect, preserve and perfect Bank's security interests and liens as legal, valid and enforceable first security interests and liens in such collateral, and Bank shall have received evidence thereof in form and substance satisfactory to it;

                    (d) UCC SEARCH RESULTS. Bank shall have received certified copies of Requests for Information (Form UCC-11) from the appropriate governmental entities listing all other effective financing statements which name Borrower as debtor and which are filed in the jurisdictions referred to in paragraph (c), together with copies of all such other financing statements (none of which shall cover the Collateral purported to be covered by the Security Agreement);

                    (e) ORGANIZATIONAL DOCUMENTS. Bank shall have received a certificate of good standing from the Ohio Secretary of State, dated within thirty (30) days of closing.

                    (f) CORPORATE RESOLUTION. The Borrower shall have furnished to Bank a statement of the Borrower's Secretary, certifying the resolutions of Borrower's board of directors authorizing and approving the borrowing provided for herein, and setting forth the officers authorized to execute this Agreement and all documents connected herewith.

                    (g) ADDITIONAL DOCUMENTS. Bank shall have received from the Borrower such additional documents as reasonably deemed necessary by Bank in order for Bank to deem itself secure.

                    ARTICLE V. AFFIRMATIVE COVENANTS
                               ---------------------

                    Borrower covenants that until the payment in full of the Loans and fulfillment of all of its obligations hereunder, Borrower shall comply with the following covenants, any of which may be waived by Bank at any time:



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                    5.1 ACCOUNTING RECORDS. Borrower shall maintain adequate
books and accounts in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, upon reasonable notice, to inspect, audit and examine such books and inspect any of its properties and shall furnish Bank with all information regarding the business and its finances promptly upon Bank's request.

                    5.2 PROCEEDS. Borrower will use the proceeds of the Loans for general corporate purposes, and will furnish Bank such evidence as it may reasonably require with respect to such use.

                    5.3 FINANCIAL STATEMENTS. As long as any portion of the Loans remains outstanding, Borrower will furnish Bank:

                    (a) Within forty-five (45) days after the end of each quarter, a copy of its financial statements for that quarter and for the year to date in a form reasonably acceptable to Bank, prepared and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of Borrower.

                    (b) Within ninety (90) days after the end of each fiscal year, a copy of its financial statements for that year audited by a firm of independent certified public accountants acceptable to Bank (which acceptance will not be unreasonably withheld), and accompanied by a standard audit opinion of such accountants without significant qualification.

                    (c) Upon request, copies of all federal, state and local income tax returns and such other information as Bank may reasonably request.

                    5.4 FILINGS. Borrower shall from time to time record, register and file all such notices, statements and other documents and take such other steps, including, but not limited to, the amendment of the financing statements prepared under the Security Agreement, as may be necessary or advisable to render fully valid and enforceable under all applicable laws the rights, liens and priorities of Bank with respect to all security from time to time furnished under this Agreement or the Security Agreement or intended to be so furnished, in each case in such form and at such times as shall be satisfactory to Bank.

                    5.5 REORGANIZATION. Borrower shall notify Bank in advance of any change in its name and shall not participate in any merger, consolidation or reorganization without prior written approval of Bank, which approval shall not be unreasonably withheld.




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                    5.6 ADVANCES; GUARANTIES. Borrower shall not advance any
monies to, guaranty any obligation of or make any payment for the benefit of any other person or entity other than in the ordinary course of business.

                    5.7 DEPOSITS. Borrower shall maintain its primary deposit accounts with Bank during the term hereof.

                    5.8 PLEDGE OR ENCUMBRANCE OF ASSETS. Borrower will not create, incur, assume or permit to exist any further lien in any of the Collateral.

                    5.9 DELIVERY OF NOTES AND LEASES. Borrower shall deliver to Bank and Bank shall hold all notes received from Borrower's customers for products sold or services rendered which are pledged as Collateral. In addition, Borrower shall provide Bank with copies of all customer leases which are pledged as Collateral.

                    5.10 QUARTERLY REVIEW. Bank shall have the right to review the Collateral on a quarterly basis to be assured of its adequacy. Borrower shall give Bank access to all Collateral and associated records in order to allow Bank to conduct its review. In the event that Bank determines, upon any quarterly review, that the Collateral is insufficient to support its corresponding Term Loan, Borrower shall be required to pay down the Term Loan until the value of the collateral is equal to or greater than the Loan balance, or give additional Collateral to Bank which is sufficient to assure that the Collateral value equals or is greater than the corresponding Term Loan balance.

                    5.11 FINANCIAL LEVELS AND RATIOS. Borrower shall maintain and end each fiscal year with the following financial levels and ratios: (a) Debt to Worth not to exceed 1.8:1; Minimum Tangible Net Worth of not less than $18,500,000.00; Working Capital of not less than $13,000,000.00; Current Ratio of not less than 1.5:1.

                    ARTICLE VI. DEFAULT

                    6.1 DEFAULT. If Borrower fails to comply with any of the covenants made by Borrower in this Agreement or any of the Collateral Documents, or if any of the conditions of Article IV fail to be satisfied, or if at any time any representation or warranty made by Borrower herein or in any other instrument or document delivered to Bank in connection herewith shall be incorrect, then in any such event, all obligations of Bank to make any further Loan advances shall cease (if Bank so elects) and the Notes, at Bank's option, shall become immediately due and payable.




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                    6.2 REMEDIES. Upon Borrower's default, Bank may avail itself of any and all remedies available to it at law or in equity, and all such remedies shall be cumulative and none shall be deemed exclusive of any other; further, and not in limitation of the foregoing, Bank may terminate this Agreement and demand full payment of the Borrower's indebtedness to it; and may utilize any remedy available to it under the terms and provisions of the Collateral Documents.

                    ARTICLE VII. MISCELLANEOUS

                    7.1 WAIVERS. Any waiver, permit, consent or approval by Bank of any breach of any provision, condition or covenant of this Agreement or the Collateral Documents must be in writing and shall be effective only to the extent it is set forth in writing. No waiver of a specific breach shall operate as a waiver of any other or future breach.

                    7.2 FAILURE OR DELAY. No failure or delay on the part of Bank in the exercise of any power, right or privilege under this Agreement or the Collateral Documents shall operate as a wavier thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise of any other power, right or privilege.

                    7.3 CUMULATIVE RIGHTS. All rights and remedies existing under this Agreement and the Collateral Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law.

                    7.4 SEVERABILITY. Any provision of this Agreement or the Collateral Documents which is prohibited or unenforceable in any jurisdiction shall be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceable, but all the remaining provisions of this Agreement and the Collateral Documents shall remain valid.

                    7.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of Bank and Borrower and their respective successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Bank.

                    7.6 NOTICES. Any notice which either party may be required or may desire to give to the other party under any provision of this Agreement or the Collateral Documents shall be in writing and shall be deemed to have been given or made when deposited in the mail, postage prepaid, and addressed as follows:




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To Borrower:         Chemi-Trol Chemical Co.
                     2776 C.R. 69
                     Gibsonburg, Ohio 43431
                     Attention: Robert W. Woolf, President

To Bank:            The Fifth Third Bank of Northwestern Ohio, N.A.
                     337 South Main Street
                     Findlay, Ohio 45840
                     Attention: Commercial Lending Department

Bank and Borrower may change the addresses to which all notices, requests and other communications are to be sent by giving written notice of such address change to the other party in conformity with this paragraph, but such change shall not be effective until notice of such change has been received by the other party.

                    7.7 COSTS, EXPENSES AND ATTORNEYS' Fees. Borrower shall be responsible and reimburse Bank for all costs and expenses, including, but not limited to, reasonable attorneys' fees and expenses (which counsel may be Bank employees) expended or incurred by Bank in the preparation, negotiation, enforcement and/or amendment of this Agreement or the Collateral Documents, in collecting any sum which becomes due Bank on the Notes, or under this Agreement or the Collateral Documents, or in the protection, preservation or enforcement of any rights of Bank in connection with this Agreement or the Collateral Documents. Borrower also shall be responsible for all other reasonable costs and expenses incurred in connection with the Loans, including but not limited to: loan fees; insurance premiums; UCC, judgment and lien search costs; and recording costs. Borrower shall promptly reimburse Bank for all such costs and expenses paid by Bank.

                    7.8 GOVERNING LAW. The validity, construction and effect of this Agreement and the Collateral Documents shall be governed by the laws of the State of Ohio.

                    7.9 COMPLETE AGREEMENT. This written Agreement, together with the exhibits to this Agreement and the Collateral Documents, is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement. This Agreement can only be amended in a writing executed by both parties.




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                    IN WITNESS WHEREOF, Bank and Borrower have caused this
Agreement to be duly executed on the day and year first written above.


                                  THE FIFTH THIRD BANK OF
                                  NORTHWESTERN OHIO, N.A.

                                  By: /s/ Jeffrey C. Shrader
                                      ---------------------------
                                  Title: Vice President
                                         ------------------------

                                  CHEMI-TROL CHEMICAL CO.

                                  By: /s/ Arthur F. Doust
                                      ---------------------------
                                  Title: C.E.O.
                                         ------------------------

                                  By: /s/ Robert W. Woolf
                                      ---------------------------
                                  Title: President
                                         ------------------------









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